SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

            Certification and Notice of Termination of Registration
                 under Section 12(g) of the Securities Exchange
               Act of 1934 or Suspension of Duty to File Reports
                       Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934

                        Commission File Number 000-24339


                              Inktomi Corporation
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             (Exact name of registrant as specified in its charter)

     4100 East Third Avenue, Foster City, California 94404, (650) 653-2800
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, Par Value $.001 per share
                        Preferred Share Purchase Rights
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            (Title of each class of securities covered by this Form)

                                      None
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [X]            Rule 12h-3(b)(1)(i)    [X]
         Rule 12g-4(a)(1)(ii)  [ ]            Rule 12h-3(b)(1)(ii)   [ ]
         Rule 12g-4(a)(2)(i)   [ ]            Rule 12h-3(b)(2)(i)    [ ]
         Rule 12g-4(a)(2)(ii)  [ ]            Rule 12h-3(b)(2)(ii)   [ ]
                                              Rule 15d-6

Approximate number of holders of record as of the certification or notice date: 1
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


     Pursuant to the requirements of the Securities Exchange Act of 1934, Inktomi Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: March 19, 2003


                                          INKTOMI CORPORATION

                                          By:    /s/ Jon Sobel
                                              ----------------------------------
                                              Name:  Jon Sobel
                                              Title: Secretary of Inktomi



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